Daktronics, Inc. Adopts New Shareholder Rights Plan

Brookings, S.D. – November 16, 2018 - Daktronics, Inc. (NASDAQ - DAKT) today announced that its Board of Directors adopted a new shareholder rights agreement that will take effect when the current plan, adopted in 2008, expires on November 19, 2018. In connection with the adoption of the rights agreement, the Board declared a dividend of one right for each share of common stock outstanding at the close of business on November 19, 2018 and for each share of common stock issued after that date and before the rights are triggered or redeemed.
The rights are designed to enable Daktronics shareholders to realize the full long-term value of their investment and to provide for fair and equal treatment of all shareholders if an unsolicited attempt is made to acquire Daktronics. Daktronics believes that the rights agreement will enable its Board to be in a better position to perform its fiduciary duties and help the Board to protect shareholders against abusive takeover tactics that may be used to gain control of the company without paying a price that is in the best interest of all shareholders. The rights agreement was not adopted in response to any known offers for Daktronics and is similar to rights agreements adopted by other companies. The rights agreement, which was adopted by the Board of Daktronics after evaluation and consultation with advisors of Daktronics, has no immediate dilutive effect and does not prevent Daktronics or its shareholders from accepting a fair offer to acquire Daktronics in a negotiated transaction.
The rights will be exercisable only if a person or group acquires 20% or more of Daktronics’ common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 20% or more of the common stock. Each right will initially entitle shareholders to buy one-one thousandth of one share of preferred stock per common share owned at an initial exercise price of $25.00 per right, subject to adjustment. At that time, Daktronics’ shareholders (other than the acquirer, whose rights will have become void and will not be exercisable) would have the right to purchase, at a price equal to 50% of the common stock’s market value, a number of shares of Daktronics’ common stock equal to (a) the exercise price of $25.00 multiplied by the number of one one-thousandth of a share of preferred stock for which a right was exercisable divided by (b) 50% of the then current market value of Daktronics’ common stock. Daktronics’ Board of Directors may redeem the rights for $0.001 per right at any time before the rights become exercisable. Unless the rights are redeemed, exchanged or terminated earlier, they will expire on November 19, 2021. At any time after any person or group acquires beneficial ownership of 20% or more of Daktronics’ common stock, the Board of Daktronics, at its option, may exchange each right (other than the rights owned by the acquirer, which will have become void), in whole or in part, for shares of Daktronics’ common stock at an exchange ratio of one share of common stock per outstanding right.

Additional details regarding the rights agreement are contained in a Current Report on Form 8-K filed by Daktronics with the Securities and Exchange Commission ("SEC").

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2018 fiscal year.  Forward-

looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

For more information contact:
INVESTOR RELATIONS:
Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com